ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated April 27, 2007 100% Principal Protection

Callable Spread Daily Accrual Notes with Interest Linked to the Spread between the 30-year and the 2-year Swap Rates

Lehman Brothers Holdings Inc. $[•] Notes due May 31, 2022

Investment Description

These 100% Principal Protection Callable Spread Daily Accrual Notes with Interest Linked to the Spread between the 30-year and the 2-year Swap Rates (the “Notes”) provide 100% principal protection if held to maturity and potential enhanced returns based on the 30–year Swap Rate being greater than or equal to the 2–year Swap Rate during the applicable Interest Periods. Principal protection only applies if the Notes are held to maturity.

You will not earn interest for any day on which the Daily Spread is less than 0.00%. Accordingly, the actual interest payable on your Notes for an Interest Period may be zero, and your return for any Interest Period over the life of the Notes could be significantly less than the Base Rate for that Interest Period.

Features

❑	Potential enhanced returns linked to the 30–year Swap Rate being greater than or equal to the 2–year Swap Rate during the applicable Interest Periods.

❑	100% principal protection if held to maturity

❑	Base Rate of 7.625–8.125% (actual Base Rate to be determined on the Trade Date)

❑	Call protection for one year. Commencing May 31, 2008 and thereafter, the Notes are callable quarterly on every Interest Payment Date

Key Dates1

Trade Date	May 23, 2007

Settlement Date	May 31, 2007

Interest Payment Dates	Quarterly on the last Business Day of each February, May, August and November, commencing August 31, 2007

First Call Date	May 31, 2008

Maturity Date	May 31, 2022, subject to Issuer exercising its Call Option

1  Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Maturity Date and Interest Payment Dates will be changed so that the stated term of the Notes remains the same.

See “ Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2 and “ Indicative Terms” on page 3. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this Term Sheet. See “ Key Risks” on page 6 and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

The term “Swap Rate,” as used herein, is interchangeable with the term “CMS Rate,” as used in the MTN Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms or pricing supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	2.00%	98.00%
Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this termsheet and any relevant free writing prospectus for complete details.

You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. at 1-877-827-2010 or Lehman Brothers Inc. at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You seek an investment with a return linked to the spread between the 30–year Swap Rate and the 2–year Swap Rate and understand the complex factors that influence the long– and short–term interest rates.

♦	You believe that, generally, the spread between the 30-year Swap Rate and the 2-year Swap Rate will be greater than or equal to 0.00% during the period you will hold the Notes.

♦	You seek an investment that offers 100% principal protection if the Notes are held to maturity.

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving no interest on your Notes for some or all of the fifteen-year term of your Notes.

♦	You are comfortable holding Notes that are callable by the Issuer.

The Notes may not be suitable for you if, among other considerations:

♦

You believe that there will be a significant number of days on which the spread between the 30-year Swap Rate and the 2-year Swap Rate will be less than 0.00%, such that the Notes will provide you with a return that is less than the Base Rate or may even be zero.

♦	You are not familiar with the complex factors that influence long- and short-term interest rates.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unable or unwilling to hold the Notes until maturity.

♦	You are uncomfortable holding Notes with unpredictable interest payments which could result in your receiving no interest for some or all of the fifteen-year term of your Notes.

♦	You are not comfortable investing in Notes that are callable by the issuer.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1)[1]

Principal Amount	$TBD

Issue Price	$1,000 per Note

Term	15 years, subject to Issuer’s Call Option

Base Rate	The Base Rate is expected to be set between 7.625% and 8.125% per annum, and will be determined on the Trade Date and set forth in the pricing supplement delivered to you if you elect to purchase the Notes.

Applicable Interest Rate	The Base Rate multiplied by the number of calendar days (including non Business Days) in respect of which the Daily Spread is greater than or equal to 0.00% during that Interest Period; divided by the total number of calendar days (including non Business Days) in that Interest Period.

Interest Period	Quarterly from (and including) each Interest Payment Date (or the Settlement Date, in the case of the first Interest Period), to (but excluding) the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Daycount Basis	Unadjusted modified following 30/360

Interest Payment Dates	Quarterly on the last Business Day of each February, May, August and November, commencing August 31, 2007, and ending on the Maturity Date, subject to Issuer’s Call Option

Daily Spread

For any day in an Interest Period,

Daily Spread =

30–year Swap Rate – 2–year Swap Rate

The Daily Spread with respect to any Saturday, Sunday or any other day which is not a Business Day will be the Daily Spread for the immediately preceding Business Day. The Daily Spread in effect on the fifth Business Day prior to an Interest Payment Date will apply with respect to each subsequent day until (and including) that Interest Payment Date.

Redemption Price	100% of the issue price per Note

Principal Protection	100% if held to maturity

30–year Swap Rate:	On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the MTN Prospectus Supplement. The 30-year Swap Rate on the date hereof (in percentages) is 5.438%.

2–year Swap Rate:	On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the MTN Prospectus Supplement. The 2-year Swap Rate on the date hereof (in percentages) is 5.059%.

Issuer’s Call Option:	The Issuer has the right, on every Interest Payment Date commencing on or after May 31, 2008, upon giving 5 Business Days prior notice to the investor, to call all of the Notes at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to accrue. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Denominations	$1,000 and integral multiples thereof.

CUSIP	52517PY62

ISIN	US52517PY628

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s and A1 by Moody’s. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Note Offering

We are offering 100% Principal Protection Notes with interest linked to the spread between the 30-year Swap Rate and the 2-year Swap Rate, which we refer to in this term sheet as the “Notes.”

You will receive interest payments based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the last Business Day of each February, May, August and November of each year, commencing on August 31, 2007 (each such date an “Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the Maturity Date or any earlier redemption date.

The interest payable on the Notes in respect of any Interest Period will depend on the spread between the 30-year Swap Rate and the 2-year Swap Rate as follows:

Step 1: Determine the spread between the 30-year Swap Rate and the 2-year Swap Rate

The spread between the 30-year Swap Rate and the 2-year Swap Rate (defined as the “Daily Spread”) for each day during the Interest Period is determined according to the following methodology:

“Daily Spread” is, for any day in an Interest Period, equal to the 30–year Swap Rate minus the 2–year Swap Rate; provided, however, the Daily Spread with respect to any Saturday, Sunday or any other day which is not a Business Day will be the Daily Spread for the immediately preceding Business Day. The Daily Spread in effect on the fifth Business Day prior to an Interest Payment Date will apply with respect to each subsequent day until (and including) that Interest Payment Date.

Step 2: Calculate the Applicable Interest Rate

The Applicable Interest Rate for such Interest Period will be equal to the product of (a) the Base Rate (which is expected to be set on the Trade Date between 7.625% and 8.125% per annum), and (b) a fraction, the numerator of which is equal to the number of calendar days (including non Business Days) in respect of which the Daily Spread is greater than or equal to 0.00% during that Interest Period and the denominator of which is the total number of calendar days (including non Business Days) in that Interest Period.

Another way to express the Applicable Interest Rate for an Interest Period is as a formula:

Applicable Interest Rate = Base Rate x (n/N)

where “n” is equal to the number of calendar days (including non Business Days) in respect of which the Daily Spread is greater than or equal to 0.00% during that Interest Period; and “N” is the total number of calendar days (including non Business Days) in that Interest Period.

Step 3: Calculate the amount of interest to be paid on the Notes

The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) the number of calendar days in that Interest Period divided by 360 (with the number of calendar days to be calculated on the basis of a year of 360 days consisting of twelve 30-day months).

Hypothetical examples of how the Interest Rate is calculated

Assumptions:

Principal amount of the Notes:	$1,000

Number of calendar days in the Interest Period:	90

Base Rate:	7.875% per annum, which is the midpoint of the expected range between 7.625% and 8.125% per annum. The actual Base Rate will be determined on the Trade Date and will be set forth in the pricing supplement delivered to you if you elect to purchase the Notes.

The following table illustrates how the Applicable Interest Rate is calculated based on the number of calendar days (including non Business Days) the Daily Spread between the 30-year Swap Rate and the 2-year Swap Rate is greater than or equal to 0.00%:

Base Rate	Number of calendar days in an Interest Period for which the Daily Spread is greater than or equal to 0.00%	Applicable Interest Rate (annualized)	Interest amount paid in the Interest Period
7.875%	90	7.875%	$19.69
7.875%	60	5.250%	$13.13
7.875%	30	2.625%	$ 6.56
7.875%	0	0.000%	$ 0.00

Given the Base Rate and the number of calendar days (including non Business Days) in respect of which the Daily Spread is greater than or equal to 0.00% during that Interest Period (as set out in the table), the Interest Rate and the amount of interest to be paid is calculated, respectively, as follows:

The Applicable Interest Rate (annualized) equals the Base Rate multiplied by the number of calendar days (including non Business Days) in respect of which the Daily Spread is greater than or equal to 0.00% during that Interest Period divided by the total number of calendar days (including non Business Days) in that Interest Period, subject to a minimum Applicable Interest Rate of 0.00%

$1,000 x Applicable Interest Rate (annualized) x (90/360) = Interest amount paid in the Interest Period

Fluctuations in the Daily Spread between the 30-year Swap Rate and the 2-year Swap Rate make the Applicable Interest Rate on the Notes unpredictable and, as a result, the effective return to holders of the Notes may be lower than anticipated or even be zero for one or more Interest Periods.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note for all tax purposes you agree to treat, the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

Limitations on returns on the Notes — The interest payable on the Notes is uncertain, and movements in U.S. dollar swap rates will affect whether or not and the extent to which you will receive interest on the Notes in any Interest Period. The maximum Applicable Interest Rate will be the Base Rate, which is expected to be between 7.625% and 8.125% per annum. However, there is a risk that the difference of the 30-year Swap Rate minus the 2-year Swap Rate, determined on any day during an Interest Period, may be less than zero, in which event no interest will accrue for that day, which will decrease the amount of interest payable on the Notes on the related Interest Payment Date. There are multiple factors that have and will continue to impact the spread between the 30-year Swap Rate and the 2-year Swap Rate. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the 30-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” If the Daily Spread between the 30-year Swap Rate and the 2-year Swap Rate is less than zero on each day during an Interest Period, no interest will accrue for or be payable on the related Interest Payment Date, and as a result, your return on the Notes may be zero in any given Interest Period. Fluctuations in the 30-year Swap Rate and the 2-year Swap Rate may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

♦

Principal protection only if you hold the Notes to maturity; changes in the value of the 30-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity — The trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of interest rates, the anticipated level and potential volatility of the 30-year Swap Rate and the 2-year Swap Rate, the method of calculating the 30-year Swap Rate and the 2-year Swap Rate, the time remaining to the maturity of the Notes, the right of Lehman Brothers Holdings Inc. to redeem all of the Notes, the creditworthiness of Lehman Brothers Holdings Inc. and the availability of comparable instruments. In particular, to the extent that the spread between the 30-year Swap Rate and the 2-year Swap Rate becomes less than zero, or the market perceives that the risk of this occurring increases, the trading price of the Notes may be adversely affected. The Notes are principal-protected only if you hold the Notes to maturity. Although the Notes are principal-protected if held to maturity, if you sell this or any fixed income security prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

We may choose to redeem the Notes — Your Notes are redeemable at the option of Lehman Brothers Holdings Inc. on every Interest Payment Date on or after May 31, 2008. If the Notes are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Interest Rate on the Notes. Lehman Brothers Holdings Inc.’s redemption right may adversely impact your ability to sell your Notes, and/or the price at which you could sell your Notes, as May 31, 2008 approaches. You should consult your own financial and legal advisors as to the risks of an investment in redeemable notes.

♦

The market for the Notes may be illiquid — The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and you may only be able to sell your Notes at a dollar price less than 100% of the applicable principal amount of Notes sold. If at any time Lehman Brothers Inc. were to cease acting as a market maker, it is likely that there would be no secondary market for the Notes.

♦

Potential conflicts of interest — Lehman Brothers Special Financing Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes. In addition, Lehman Brothers Holdings Inc. and its affiliates are active participants in the U.S. dollar swap rate market as dealers, proprietary traders and agents for its customers, and therefore at any given time, we may be a party to one or more transactions related to the 30-year Swap Rate or the 2-year Swap Rate. Any of these activities may adversely affect the Daily Spread.

♦

Commissions and hedging costs — The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing the hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you will be able to sell the Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Information about historical values may not be indicative of future values — Included below is information about the historical levels of the 30-year Swap Rate, the 2-year Swap Rate and the Daily Spread. The historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the 30-year Swap Rate, the 2-year Swap Rate or the Daily Spread that may occur in the future. There are multiple factors that have and will continue to impact the spread between the 30-year Swap Rate and the 2-year Swap Rate, and fluctuations in the 30-year Swap Rate, the 2-year Swap Rate and the Daily Spread may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the 30-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” The value of the Notes at any given time will not necessarily track the movements in the 30-Year Swap Rate and the 2-Year Swap Rate.

♦

The market value of the Notes may be influenced by unpredictable factors — The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we have no control and that cannot readily be foreseen, including, but not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events. It is impossible to predict what circumstances may cause the Daily Spread to increase or decrease. See also “—Principal protection only if you hold the Notes to maturity; changes in the value of the 30-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” The 30-year Swap Rate, the 2-year Swap Rate and the Daily Spread can be highly volatile. Such volatility may be expected in the future. Historically, a decrease in the spread has been associated with tightening of U.S. monetary policy and a decrease in interest rate volatility, among other factors. Historical results do not predict future results and are in no way representative of future spread moves. Fluctuations in historical levels of the 30-year Swap and 2-year Swap Rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the 30-year Swap and 2-year Swap Rates — In the ordinary course of their businesses, Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on expected movements in the levels of the 30-year Swap and 2-year Swap Rates. These views are sometimes communicated to clients who are active participants in the U.S. dollar swap rate market. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the U.S. dollar swap rate market and not rely on views which may be expressed by Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to future swap rate or other interest rate movements.

Furthermore, UBS Financial Services Inc. has informed Lehman Brothers Holdings Inc. that neither UBS Financial Services Inc. nor any of its affiliates publish research on the 30-year Swap Rate and the 2-year Swap Rate, to which the value of the Notes is related.

Historical Levels of the 30–year Swap Rate, the 2–year Swap Rate and the Daily Spread

The following table shows for illustrative purposes the 30–year Swap Rate and the 2–year Swap Rate in effect on April 27, 2007, and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on the 30–year Swap Rate and the 2–year Swap Rate in effect on each day during the related Interest Period. Since May 1994, the 30-year Swap and 2-year Swap Rates have been negative for nine Business Days (four days in 2000 and five days in 2006). The historical experience of the 30–year Swap Rate and 2–year Swap Rate should not be taken as an indication of the future performance of such rates during the term of the Notes. Fluctuations in the level of the 30–year Swap Rate and 2–year Swap Rate make the Notes’ effective Interest Rate difficult to predict and can result in effective Interest Rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30–year Swap Rate (in %)	2–year Swap Rate (in %)	Daily Spread: 30–year Swap Rate minus 2–year Swap Rate (in %)
4/27/2007	5.438%	5.059%	0.379
2/28/2007	5.230	5.030	0.210
11/30/2006	5.069	4.954	0.115
8/31/2006	5.409	5.197	0.212
5/31/2006	5.796	5.487	0.309
2/28/2006	5.074	5.088	-0.014
11/30/2005	5.244	4.848	0.396
8/31/2005	4.704	4.194	0.510
5/31/2005	4.765	3.945	0.820
2/28/2005	5.143	3.948	1.195
11/30/2004	5.383	3.388	1.995
8/31/2004	5.289	2.775	2.514
6/1/2004	5.783	2.991	2.792
3/1/2004	5.185	1.991	3.194
12/1/2003	5.476	2.433	3.043
9/2/2003	5.760	2.351	3.409
6/2/2003	4.721	1.503	3.218
2/28/2003	4.985	1.780	3.205
12/2/2002	5.455	2.440	3.015
9/3/2002	5.232	2.334	2.898
5/31/2002	6.102	3.596	2.506
2/28/2002	6.005	3.441	2.564
11/30/2001	5.972	3.324	2.648
8/31/2001	6.023	4.113	1.910
5/31/2001	6.528	4.764	1.764
2/28/2001	6.129	5.043	1.086
11/30/2000	6.728	6.358	0.370
8/31/2000	6.997	6.919	0.078
5/31/2000	7.599	7.568	0.031
2/29/2000	7.366	7.080	0.286
11/30/1999	7.157	6.533	0.624
8/31/1999	7.213	6.392	0.821
6/1/1999	6.609	5.993	0.616
3/1/1999	6.305	5.686	0.619
11/30/1998	5.720	5.113	0.607
8/31/1998	6.079	5.469	0.610
6/1/1998	6.179	5.872	0.307
3/2/1998	6.401	5.899	0.502
12/1/1997	6.421	6.114	0.307
9/2/1997	6.914	6.221	0.693
6/2/1997	7.231	6.455	0.776
2/28/1997	7.158	6.266	0.892
12/2/1996	6.699	5.789	0.910
9/3/1996	7.466	6.546	0.920
5/31/1996	7.409	6.450	0.959
2/29/1996	6.899	5.591	1.308
11/30/1995	6.537	5.521	1.016
8/31/1995	7.072	6.028	1.044
5/31/1995	7.102	6.046	1.056
2/28/1995	7.927	7.029	0.898
11/30/1994	8.495	7.758	0.737
8/31/1994	7.999	6.366	1.633
5/31/1994	8.021	6.271	1.750
2/28/1994	7.229	4.897	2.332
11/30/1993	6.971	4.361	2.610
8/31/1993	6.712	4.015	2.697
6/1/1993	7.533	4.349	3.184
3/1/1993	7.479	4.068	3.411
11/30/1992	7.965	5.186	2.779
8/31/1992	7.779	4.356	3.423

The following chart shows, for illustrative purposes, the Daily Spread from October 30, 1992 to the date hereof. Fluctuations in the level of the 30–year Swap Rate and 2–year Swap Rate make the Notes’ effective Interest Rate difficult to predict and can result in effective Interest Rates to investors that are lower than anticipated. In addition, historical Daily Spreads are not necessarily indicative of future Daily Spreads, and fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover hereof and on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN Prospectus Supplement and the base prospectus.

We expect to deliver the Notes against payment on or about May 31, 2007, which will be the sixth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date or the business day immediately following the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the sixth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or one of our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.